EXHIBIT 10.22
SKYWARD SPECIALTY INSURANCE GROUP, INC.
DEFERRED RESTRICTED STOCK UNITS NOTICE
UNDER THE
SKYWARD SPECIALTY INSURANCE GROUP, INC.
2022 LONG-TERM INCENTIVE PLAN

Name of Grantee:
This Notice evidences the award of deferred restricted stock units (each, an “DSU,” and collectively, the “DSUs”) of Skyward Specialty Insurance Group, Inc., a Delaware corporation (the “Company”), that have been granted to you pursuant to the Skyward Specialty Insurance Group, Inc. 2022 Long-Term Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms of the attached Deferred Restricted Stock Units Agreement (the “Agreement”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. Each DSU is equivalent in value to one share of the Company’s Common Stock and represents the Company’s commitment to issue one share of the Company’s Common Stock at a future settlement date, subject to the terms of the Agreement and the Plan. The DSUs are credited to a separate account maintained for you on the books and records of the Company (the “Account”). All amounts credited to the Account will continue for all purposes to be part of the general assets of the Company.
Grant Date:         [            ]
Number of DSUs:     XXXXX
Vesting Date:         [            ]
All of the DSUs are nonvested and forfeitable as of the Grant Date. So long as your Service (as defined in the Agreement) is continuous from the Grant Date through the applicable Vesting Date, 100% of the DSUs will become vested on the Vesting Date.
In the event your Service is terminated due to your death or Total and Permanent Disability, 100% of the DSUs that had not yet become vested will become vested. Additionally, subject to your continued Service through the date of a Change in Control that occurs prior to the Vesting Date, 100% of the DSUs will become vested immediately prior to and contingent upon the Change in Control.
Deferred Settlement Date: Issuance of shares in settlement of any DSUs that vest will be deferred until the applicable settlement date as specified in the Agreement.

SKYWARD SPECIALTY INSURANCE GROUP, INC.

By: [printed Officer’s name]                    Date
Title: [______]

I acknowledge that I have carefully read the Agreement and the Prospectus for the Plan. I agree to be bound by all of the provisions set forth in those documents. I also consent to electronic delivery of all notices or other information with respect to the DSUs or the Company.

GRANTEE

[Printed Name]                        Date

SKYWARD SPECIALTY INSURANCE GROUP, INC.
DEFERRED RESTRICTED STOCK UNITS AGREEMENT
UNDER THE
SKYWARD SPECIALTY INSURANCE GROUP, INC.
2022 LONG-TERM INCENTIVE PLAN
1.Terminology. Unless otherwise provided in this Agreement, capitalized terms used herein are defined in the Glossary at the end of this Agreement.
2.Vesting. All of the DSUs are nonvested and forfeitable as of the Grant Date. So long as your Service is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, the DSUs will become vested and nonforfeitable in accordance with the vesting schedule set forth in the Notice. Except for the circumstances, if any, described in the Notice, none of the DSUs will become vested and nonforfeitable after your Service ceases.
3.Termination of Employment or Service. Except as otherwise provided in the Notice, if your Service with the Company ceases for any reason, all DSUs that are not then vested and nonforfeitable will be forfeited to the Company immediately and automatically upon such cessation without payment of any consideration therefore and you will have no further right, title or interest in or to such DSUs or the underlying shares of Common Stock.
4.Restrictions on Transfer. Neither this Agreement nor any of the DSUs may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and the DSUs shall not be subject to execution, attachment or similar process. All rights with respect to this Agreement and the DSUs shall be exercisable during your lifetime only by you or your guardian or legal representative. Notwithstanding the foregoing, the DSUs may be transferred upon your death by last will and testament or under the laws of descent and distribution.
5.Dividend Equivalent Payments. If, prior to the settlement date, the Company declares a dividend on the shares of Common Stock, then, on the payment date of the dividend, the Grantee's Account shall be credited with dividend equivalents in an amount equal to the dividends that would have been paid to the Grantee if one share of Common Stock had been issued on the Grant Date for each DSU granted to the Grantee as set forth in this Agreement. Dividend equivalents, when credited, shall be withheld by the Company for the Grantee's Account and shall be subject to the same vesting and forfeiture restrictions as the DSUs to which they are attributable and shall be paid on the same date that the DSUs to which they are attributable are settled and paid in accordance with Section 6 hereof. If your vested DSUs have been settled after the record date but prior to the dividend payment date, any DSUs that would be credited pursuant to the preceding sentence shall be settled on or as soon as practicable after the dividend payment date.
6.Settlement of DSUs.
(a)Manner of Settlement. You are not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement of the DSUs. The Company will issue to you, in settlement of your DSUs and subject to the provisions of Section 7 below, the number of whole shares of Common Stock that equals the number of whole DSUs that become vested, (and any dividend equivalents) and such vested DSUs will terminate and cease to be outstanding upon such issuance of the shares. Upon issuance of such shares, the Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason.

(b)Settlement Date and Timing of Vested DSU Settlement. Subject to the provisions of Section 16 of this Agreement, your then vested DSUs will be settled by the Company, via the issuance of Common Stock as described herein, on a date selected by the Company that is upon or as soon as practicable following, but in no event later than sixty (60) days after, the applicable “Deferral Date” specified in your Election for Deferred Restricted Stock Units applicable to your DSUs (the “Settlement Date”); provided, however, that the Settlement Date for your vested DSUs will instead occur immediately prior to or within sixty (60) days after any earlier Change in Control, to the extent such Change in Control occurs after the Grant Date and also constitutes a “change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” in each case within the meaning of Section 409A of the Code. Notwithstanding the foregoing, if the Settlement Date occurs in connection with your death and it is impracticable for the shares to be issued by the Company to the applicable beneficiary within the sixty (60) day period following your death, issuance of the shares may be delayed by the Company to a date not later than December 31st of the calendar year following the year of your death as permitted by Section 409A of the Code.
7.Tax Withholding. You acknowledge that, regardless of any action taken by the Company, the ultimate liability for all tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company in its discretion to be an appropriate charge to you even if legally applicable to the Company (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company. You further acknowledge that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the DSUs, including, but not limited to, the grant or vesting of the DSUs or any related dividend equivalents, the subsequent sale of shares of Common Stock acquired upon vesting, and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the DSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.
8.Adjustments for Corporate Transactions and Other Events.
(a)Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of outstanding DSUs shall, without further action of the Administrator, be adjusted to reflect such event; provided, however, that any fractional DSUs resulting from any such adjustment shall be eliminated. Adjustments under this paragraph will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.
(b)Merger, Consolidation and Other Events. If the Company shall be the surviving or resulting corporation in any merger or consolidation and the Common Stock shall be converted into other securities, the DSUs shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the DSUs would have been entitled. If the stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) to which a holder of the number of shares of Common Stock subject to the DSUs would have been entitled, in the same manner and to the same extent as the DSUs.
9.Non-Guarantee of Service Relationship. Nothing in the Plan or this Agreement shall alter your at-will service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any nonvested and forfeitable DSUs or any other adverse effect on your interests under the Plan.
10.Rights as Stockholder. You shall not have any of the rights of a stockholder with respect to any shares of Common Stock that may be issued in settlement of the DSUs until such shares of Common Stock have been issued to you.
11.The Company’s Rights. The existence of the DSUs shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
12.Restrictions on Issuance of Shares. The issuance of shares of Common Stock upon settlement of the DSUs shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the DSUs shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the DSUs, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
13.Notices. All notices and other communications made or given pursuant to this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company, or in the case of notices delivered to the Company by you, addressed to the Administrator, care of the Company for the attention of its Secretary at its principal executive office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award of DSUs by electronic means or to request your consent to participate in the Plan or accept this award of DSUs by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
14.Entire Agreement. This Agreement, together with the relevant Notice and the Plan, contain the entire agreement between the parties with respect to the DSUs granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the DSUs granted hereunder shall be void and ineffective for all purposes.
15.Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the DSUs as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.
16. 409A Savings Clause. This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A of the Code payment timing requirements for deferred compensation. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all payments provided for under this Agreement are made in a manner that complies with Section 409A of the Code However, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Code Section 409A. Notwithstanding anything set forth in Section 6 of this Agreement, if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares in respect of any vested DSUs that would otherwise be made upon the date of your separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code.
17.No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to you of this award of DSUs and shall not be liable to you for any adverse tax consequences to you arising in connection with this award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing the Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.
18.Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.
19.No Funding. This Agreement constitutes an unfunded and unsecured promise by the Company to issue shares of Common Stock in the future in accordance with its terms. You have the status of a general unsecured creditor of the Company as a result of receiving the grant of DSUs.
20.Effect on Other Employee Benefit Plans. The value of the DSUs subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
21.Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions. As a condition of this Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in the districts which include Delaware, and you hereby agree and submit to the personal jurisdiction of any federal court located in the district which includes Delaware or any state court in the district which includes Delaware. You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.
22.Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.
23.Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
24.Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the DSUs, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.
25.No Future Entitlement. By your signing the Notice, you acknowledge and agree that: (i) the grant of a restricted stock unit award is a one-time benefit which does not create any contractual or other right to receive future grants of restricted stock units, or compensation in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants and the terms thereof will be at the sole discretion of the Committee; (iii) the value of the restricted stock units is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of the restricted stock units is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of the restricted stock units ceases upon termination of Service with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of the restricted stock units; and (vii) no claim or entitlement to compensation or damages arises if the restricted stock units decrease or do not increase in value and you irrevocably release the Company from any such claim that does arise.
26.Personal Data. For purposes of the implementation, administration and management of the restricted stock units or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), you consent, by execution of the Notice, to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the restricted stock units or the effectuation of a Corporate Transaction and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage the restricted stock units or effect a Corporate Transaction. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a restricted stock unit award.
{Glossary begins on next page}

GLOSSARY
(a)“Administrator” means the Board of Directors of Skyward Specialty Insurance Group, Inc. or such committee or committees appointed by the Board to administer the Plan.
(b)“Affiliate” shall have the meaning set forth in the Plan.
(c)“Agreement” means this document, as amended from time to time, together with the Plan which is incorporated herein by reference.
(d)“Change in Control” shall have the meaning set forth in the Plan.
(e)“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder.
(f)“Common Stock” means the common stock, US$0.01 par value per share, of Skyward Specialty Insurance Group, Inc.
(g)“Company” means Skyward Specialty Insurance Group, Inc. and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Skyward Specialty Insurance Group, Inc.
(h)“Fair Market Value” has the meaning set forth in the Plan.
(i)“Grant Date” means the effective date of a grant of DSUs made to you as set forth in the relevant Notice.
(j)“Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of DSUs made to you.
(k)“Plan” means the Skyward Specialty Insurance Group, Inc. 2022 Long-Term Incentive Plan, as amended from time to time.
(l)“DSU” means the Company’s commitment to issue one share of Common Stock at a future date, subject to the terms of the Agreement and the Plan.
(m)“Service” means your employment, service as a non-executive director, or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger, or other corporate transaction, the trade, business, or entity with which you are employed or otherwise have a service relationship is not Skyward Specialty Insurance Group, Inc. or its successor or an Affiliate of Skyward Specialty Insurance Group, Inc. or its successor.
(n)“You” or “Your” means the recipient of the DSUs as reflected on the applicable Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the DSUs may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

SKYWARD SPECIALTY INSURANCE GROUP, INC.
ELECTION FOR DEFERRED RESTRICTED STOCK UNITS
BY NONEMPLOYEE DIRECTOR
([_____] Annual Award Election)

1.Election to Receive Deferred Restricted Stock Units

For the Plan Year referenced below, I hereby elect to receive an award of deferred restricted stock units (“Deferred RSUs”) in lieu of any regular (non-deferred) award of restricted stock units or other form of equity award that would otherwise be granted to me as compensation for my services as a nonemployee member of the Board of Directors of Skyward Specialty Insurance Group, Inc. (the “Company”) during the applicable period specified below.

By making this election (the “Election”) I acknowledge that the Deferred RSUs will be granted to me subject to the terms and conditions of the Company’s 2022 Long-Term Incentive Plan (the “Plan”), the terms set forth in this Election and the terms of the Deferred Restricted Stock Units Notice and Deferred Restricted Stock Units Agreement which were provided to me along with the form for making the Election.

2.Election Applicable to [_____] Plan Year Awards.

This Election applies to any annual equity award that will be granted by the Company to me as part of the compensation for my services as a nonemployee member of the Board of Directors of the Company (the “Annual Award”) during the period commencing January 1, [____] and ending December 31, [____] (the “[____] Plan Year”).

I acknowledge that this Election is only applicable with respect to any Annual Award granted to me during the [____] Plan Year, and it will terminate at the end of the [____] Plan Year. I understand that I will be required to timely submit a new election for each subsequent calendar year for which I wish to elect to receive an award of Deferred RSUs.

3.Deferred Settlement Election and Acknowledgement

I acknowledge that the Deferred RSUs that I am electing to receive will include a “deferred settlement” feature. As further specified in the Deferred Restricted Stock Units Agreement, I will not receive settlement of any Deferred RSUs that vest until the earliest to occur of the following dates as specified in accordance with my election below (the “Deferral Date”):

Instruction: Check only one box below:

□the fifth anniversary of the grant date of the Deferred RSUs

□the tenth anniversary of the grant date of the Deferred RSUs

□the date of my separation of service from the Company for any reason (within the meaning of Section 409A of the Internal Revenue Code)

I acknowledge that as further specified in the Deferred Restricted Stock Units Agreement, I will receive settlement of my Deferred RSUs on such date selected by the Company that is upon or as soon as administratively practical following the Deferral Date, and in all cases within sixty (60) days after the Deferral Date.

Notwithstanding my deferral election above, I acknowledge that I will earlier receive settlement of my Deferred RSUs if there is an earlier Change in Control (as such term is defined in the Plan) which transaction also constitutes “a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” in each case within the meaning of Section 409A of the Internal Revenue Code (“409A Change in Control”). In the event of a 409A Change in Control prior to the Deferral Date, I acknowledge that I will receive settlement of my Deferred RSUs immediately prior to or within sixty (60) days after the 409A Change in Control.

4.Submission of Election. I acknowledge that to be effective, I must submit this Election to [_____________], Chief People & Administrative Officer at the contact address listed below no later than 5:00 P.M. Central Time on [___________] (the “Election Deadline”):

[__________], Chief People & Administrative Officer
[_________________________]
cc: [______________], General Counsel
[_________________________]

5.Irrevocability of Election. I acknowledge and agree that after expiration of the Election Deadline, this Election is irrevocable; I am not permitted to revoke or change this Election after the Election Deadline.

Dated:

Printed Name:

Signature: